錦天城(香港)律師事務所 有限法律責任合夥

ALLBRIGHT LAW (HONG KONG) OFFICES LLP

In association with Stevenson, Wong & Co. 史蒂文生黃律師事務所

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Prenetics Global Limited

Unit 703-706, K11 Atelier
728 King's Road, Quarry Bay
Hong Kong

Dear Sirs:

We hereby consent to the use of our name and the summary of our opinion under the headings "Prospectus Summary—Enforceability of Civil Liabilities," "Risk Factors—Risks Relating to Our Securities—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, and we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States" and "Enforceability of Civil Liabilities and Agent for Service of Process in the United States" included in Prenetics Global Limited's Pre-Effective Amendment No. 1 to Form F-3 on Form F-1 Registration Statement (Registration No. 333-294765), including all amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission (the "SEC") (such registration statement, as so amended, the "Registration Statement"). We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Allbright Law Offices

Allbright Law (Hong Kong) Offices LLP

Date: August 7, 2026

香港中環皇后大道中 28 號中滙大廈 501 室
501, Central Tower, 28 Queen's Road Central, Hong Kong
香港中環皇后大道中15號置地廣場告羅士打大廈18樓1801-08及1810室
Units 1801-08 & 1810, 18/F, Gloucester Tower, The Landmark,
15 Queen's Road Central, Hong Kong

電話 Tel: +852 2522 5676
傳真 Fax: +852 2845 0638
電郵 Email: hongkong@allbrightlaw.com